Exhibit 10.1
          UNDERTAKING (this “Undertaking”) entered into this 28th day of August, 2008, by STARFIRE HOLDING CORPORATION, a Delaware corporation (the “Indemnitor”), for the benefit of XO Holdings, Inc., a Delaware corporation (“XO”) and its subsidiaries (collectively with XO, the “Indemnitees” and each of such Indemnitees individually, an “Indemnitee”).
          WHEREAS, on July 25, 2008, XO and certain affiliates of the Indemnitor entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which such affiliates of Indemnitor (collectively, the “Purchasers”) purchased certain securities of XO in accordance with the terms and conditions of the Purchase Agreement;
          WHEREAS, entities directly or indirectly owned by Carl C. Icahn, including the Indemnitor and the Purchasers, that are under common control or members of a controlled group, in each case within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder (the “Controlled Group”), are subject to certain liabilities under ERISA and the Code with respect to, among other things, pension plan minimum funding and termination liabilities, excise taxes, and COBRA liabilities (collectively, the “Liabilities”);
          WHEREAS, as a result of the consummation of the transactions contemplated by the Purchase Agreement, XO and its subsidiaries have or may become part of the Controlled Group;
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Indemnitor hereby undertakes and agrees as follows:
          1. Defined Terms. Unless otherwise defined herein, each capitalized term used herein shall have the meaning attributed to it below:
     “affiliate” shall mean, with respect to any person referred to herein, any person directly or indirectly controlling, controlled by or under direct or indirect common control with such other person, where “control” means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding shares, securities or voting interests of a person.
     “Effective Date” shall mean July 25, 2008, the date on which the transactions contemplated by the Purchase Agreement were consummated such that the Indemnitees may be deemed under ERISA or the Code to be a member of the Controlled Group.
     “Entity” shall mean any partnership, limited liability company, joint venture, corporation, trust or other business entity or vehicle.

     “Losses” shall mean any and all losses, costs, damages, fees or expenses (including, without limitation, reasonable attorneys fees and disbursements) arising from Liabilities incurred by any Indemnitee as a result of such person being alleged in a written notice from a government agency of competent authority or in a claim from a multi-employer plan with regard to withdrawal liability, or deemed, under ERISA or the Code, to be a member of the Controlled Group, in each case other than any Liabilities of XO or any XO Subsidiary thereof (now owned or hereafter existing or acquired) in respect of plans and programs established or maintained or contributed to for the benefit of XO or any XO Subsidiary thereof (now owned or hereafter existing or acquired).
     “Net Worth” shall mean, as to any Entity, the amount by which its total assets exceed its total liabilities, all as determined on a consolidated basis in accordance with generally accepted accounting principles applicable in the United States of America.
     “Termination Date” shall mean that date, if any, on which the Indemnitees are no longer subject to any: (x) Liability; or (y) contingency that could result in the imposition of any Losses upon an Indemnitee.
     “XO Subsidiary” shall mean any direct or indirect subsidiary of XO other than (x) Indemnitor or any (y) affiliate of Indemnitor which was a direct or indirect subsidiary or parent corporation of Indemnitor prior to becoming a direct or indirect subsidiary of XO.
          2. Indemnity. The Indemnitor agrees that from the Effective Date and through the Termination Date, at its sole cost and expense, it will indemnify and defend and hold harmless, each Indemnitee, from any and all Losses incurred by any Indemnitee or its assets.
          3. Net Worth. Any Indemnitor that is an Entity agrees that from the Effective Date and through the Termination Date, such Indemnitor will not make any distributions to its stockholders or other owners that would reduce its Net Worth to less than $500 million.
          4. Delegation. Any Indemnitor may delegate its duties and obligations under this Undertaking to Mr. Icahn, or to an Entity affiliated with Mr. Icahn, so long as Mr. Icahn or such Entity agrees in writing to assume and fully perform all of the obligations of the Indemnitor hereunder (the “Assumed Obligations”). Any such delegation may be made without the consent of any Indemnitee. In the case of any such delegation to any Entity, the Entity to which such delegation is made must have a Net Worth in an amount equal to or greater than $500 million at the time of such delegation. In the event of any delegation pursuant to this Section 4, Indemnitor must provide written notice to XO within two (2) business days of the effective date of such delegation.
          5. Release. Following any delegation in accordance with the terms of Section 4 of this Undertaking: (i) the delegating Indemnitor shall be, and shall be deemed to be, released from all of its duties and obligations hereunder and shall have no liability to any Indemnitee in respect of this Undertaking, and all of the same shall, for all purposes be deemed to have been included in the Assumed Obligations; and (ii) thereafter the person or Entity assuming such duties and obligations shall be deemed for all purposes to be the “Indemnitor” hereunder (and no other person or Entity shall be deemed to be the Indemnitor for any purpose) until such time, if any, of a subsequent delegation pursuant hereto.
          6. Effect; Termination. Notwithstanding the other provisions hereof, the duties and obligations of the Indemnitor hereunder will: (i) be effective and enforceable only from the Effective Date, if any; and (ii) terminate on the Termination Date, if any.
          7. Enforcement. Each Indemnitee shall be an express third party beneficiary of this Undertaking and shall be entitled to enforce the same as if it were a party hereto.
          8. Waiver: Amendment. The provisions of this Undertaking may be changed, waived, discharged or terminated only by an instrument in writing signed by the Indemnitor and XO.
          9. Governing Law. This Undertaking shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

          IN WITNESS WHEREOF, the Indemnitor has caused this Undertaking to be executed as of the date first written above.

INDEMNITOR: STARFIRE HOLDING CORPORATION

By:	/s/Vincent Intrieri
	Name:	Vincent Intrieri
	Title:	Vice President

[SIGNATURE PAGE FOR INDEMNIFICATION UNDERTAKNG BY STARFIRE HOLDLNG CORPORATION IN
FAVOR OF XO HOLDINGS, INC. DATED AUGUST 28, 2008]